Exhibit 5.1

Valley National Bancorp

One Penn Plaza

New York, New York 10119

August 24, 2021

Valley National Bancorp

One Penn Plaza

New York, New York 10119

Re: Merger of Valley National Bancorp and The Westchester Bank Holding Corporation

I am Senior Executive Vice President, General Counsel and Corporate Secretary of Valley National Bancorp, a New Jersey corporation (the “Company”). I have acted in such capacity in connection with the Company’s proposed issuance of up to 17,429,367 shares of its common stock, no par value per share (the “Common Stock”), pursuant to the Agreement and Plan of Merger, dated as of June 29, 2021, by and between the Company and The Westchester Bank Holding Corporation (“Westchester,” and which agreement, the “Merger Agreement”). Under the Merger Agreement, Westchester will merge with and into the Company, with the Company continuing as the surviving entity in the merger. The Common Stock is being registered pursuant to a Registration Statement on Form S-4 (File No. 333-258627) filed with the Securities and Exchange Commission (the “SEC”) as amended on the date hereof (the “Registration Statement”).

I have examined originals or copies, certified or otherwise, and identified to my satisfaction, of the Merger Agreement, the Registration Statement, the Restated Certificate of Incorporation of the Company, and By-laws of the Company, as amended and restated, each as currently in effect, relevant resolutions of the Board of Directors of the Company or committees thereof and such other corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as I have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In my examination of such documents and records, I have assumed the authenticity of all documents and records submitted to me as originals and the conformity to the originals of all documents submitted to me as copies, and the genuineness of all signatures.

Based on the foregoing and assuming that (i) the Registration Statement will have been declared effective under the Securities Act of 1933, as amended (the “Securities Act”), (ii) to the extent required under the laws of the State of Delaware, the stockholders of Westchester will have adopted the Merger Agreement, including the transactions contemplated thereby, and (iii) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement, I am of the opinion that the Common Stock has been duly authorized and, when issued as contemplated by the Registration Statement, including the proxy statement/prospectus relating to the Common Stock (the “Proxy Statement/Prospectus”), will be validly issued, fully paid and non-assessable.

This opinion letter is to be used only in connection with the Registration Statement and the issuance of the Common Stock as contemplated by the Proxy Statement/Prospectus and may not be used, quoted or relied upon for any other purpose without my prior written consent.

I am a member of the bar of the State of New Jersey. The opinion rendered herein is limited in all respects to the laws of the State of New Jersey. I express no opinion as to the effect of the laws of any other jurisdiction.

I hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to my name under the heading “Legal Matters” in the Proxy Statement/Prospectus. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Ronald H. Janis

Ronald H. Janis, Esq.

Senior Executive Vice President,

General Counsel and Corporate Secretary